Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE OF 1934, AS AMENDED
As of December 31, 2019, F.N.B. Corporation (“FNB”) had four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our Common Stock; (2) our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E and related Depositary Shares; (3) our 4.950% Fixed-to-Floating Rate Subordinated Notes due 2029; and (4) our FNB and FNB Financial Services, LP Nonnegotiable Subordinated Term Notes.
The words “FNB,” “the Company,” “we,” “our,” “ours” and “us,” refer to F.N.B. Corporation.
Description of Capital Stock
The authorized capital stock of FNB consists of 500,000,000 shares of common stock, $0.01 par value per share and 20,000,000 shares of preferred stock, $0.01 par value per share.
The following description of capital stock is not complete. Please refer to the applicable provisions of our articles of incorporation effective as of August 30, 2016 (filed as Exhibit 3.1 of FNB's Current Report on Form 8-K on August 30, 2016), our by‑laws effective as of February 26, 2020 (filed as Exhibit 3.2 of FNB’s Annual Report on Form 10-K filed on February 27, 2020), and the applicable provisions of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended for additional information.
Common Stock
Voting Rights. Holders of common stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a majority of votes cast (except in a contested election, in which case directors are elected by a plurality of votes cast), and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes.
Rights Upon Liquidation. In the event of liquidation, holders of common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any preferred stock then outstanding.
Dividends. Holders of common stock are entitled to receive such dividends or distributions as the Company’s Board of Directors may declare out of funds legally available for such payments. The payment of distributions by the Company is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it

Exhibit 4.8

would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.
Other Rights. The Company’s common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All of the outstanding shares of common stock are validly issued and fully paid. Holders of fully paid shares of common stock are not subject to any liability for further calls or assessments.
Exchange Listing. Our common stock is listed on the New York Stock Exchange under the symbol “FNB”.
Transfer Agent. The transfer agent for our common stock is Broadridge Financial Solutions.
Preferred Stock
The Board of Directors has the authority to issue preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of preferred stock. Any shares of preferred stock which may be issued may rank prior to shares of common stock as to payment of dividends and upon liquidation. When issued, the preferred stock will be validly issued, fully paid and non-assessable, which means that its holders will have paid their purchase price in full and that we may not ask them to pay additional funds in respect of their shares of preferred stock. FNB will not issue any shares of preferred stock prior to the original issue date.
The Company currently has outstanding one series of preferred stock, the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E.
Dividends. The holders of the Series E Preferred Stock are entitled to receive, if, when and as declared by the Board of Directors, non-cumulative cash dividends at a rate per annum equal to 7.25% payable quarterly in arrears. No dividends may be paid on the common stock unless the full dividends for the latest dividend period have been declared and paid in full on all outstanding shares of the Series E Preferred Stock.
Rights Upon Liquidation. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock will be entitled to receive a liquidation amount equal to $1,000 per share plus any declared and unpaid dividends, which shall be paid

Exhibit 4.8

before any distribution of assets is made to holders of common stock or any other capital stock ranking junior to the Series E Preferred Stock.
Voting Rights. The Series E Preferred Stock does not have voting rights except in limited circumstances, including the right to elect two directors in certain circumstances where dividends have not been paid for six or more quarterly dividend periods; the right to vote on the authorization, creation or issuance of shares of a class or series of stock that is senior to the Series E Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding up of the Company; the right to vote on amendments to the articles of incorporation which adversely affect the rights, preferences, privileges or special powers of the Series E Preferred Stock; and the right to vote on a binding share exchange or reclassification involving the Series E Preferred Stock or a merger or consolidation of the Company unless the Series E Preferred Stock remains outstanding or is exchanged for preference securities that are not materially less favorable than the terms of the Series E Preferred Stock.
Depositary Shares. We have issued Depositary Shares, each representing a 1/40th interest in a share of the Series E Preferred Stock. The Bank of New York Mellon (the “Depositary”) is the depositary, transfer agent, registrar, paying agent and redemption agent for the Series E Preferred Stock. The Depositary Shares are issued in book-entry form through the Depository Trust Company.
The Depositary is the sole holder of the Series E Preferred Stock. However, the holders of Depositary Shares are entitled, through the Depositary, to exercise the rights and preferences of the holders of the Series E Preferred Stock.
Other Rights. The Series E Preferred Stock will not be convertible into or exchangeable for our common stock or any other class or series of our capital stock and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. The Series E Preferred Stock does not have a stated maturity date and will be perpetual unless redeemed at our option.
Ranking. Shares of the Series E Preferred Stock will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up, respectively:

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senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks at least on parity with the Series E Preferred Stock with respect to such dividends and distributions;

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on parity with any class or series of our capital stock issued in the future the terms of which expressly provide that it ranks on parity with our Series E Preferred Stock with respect to such dividends and distributions; and

•	junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that it ranks senior to the Series E Preferred Stock with

Exhibit 4.8

respect to such dividends and distributions, if it is approved by the holders of at least two-thirds of the outstanding Depositary Shares.
Redemption
The Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. We may, at our option, redeem the Series E Preferred Stock through a resolution duly adopted by our Board of Directors (or a duly authorized committee of our Board of Directors), in whole or in part, from time to time, on any dividend payment date on or after February 15, 2024, at a price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Series E Preferred Stock prior to the date fixed for redemption. Prior to February 15, 2024, we may at our option redeem the Series E Preferred Stock upon the occurrence of certain “regulatory capital treatment events” described in the terms of the Series E Preferred Stock.
Exchange Listing. The Depositary Shares are listed on the New York Stock Exchange under the symbol “FNBPrE”.
Potential Anti-Takeover Effects of
the Company’s Articles of Incorporation and By-Laws
Certain provisions in FNB’s articles of incorporation and by-laws may have the effect of delaying, deferring or preventing a change in control of FNB.

•	The Board of Directors may fill vacancies on the Board (but only until the next annual meeting of shareholders) resulting from an increase in the number of directors.

•	The Board may consider a broad range of factors in evaluating an unsolicited offer including a tender offer proposal.

•	The Board is authorized, without further shareholder action, to issue from time to time, up to 20,000,000 shares of preferred stock in the aggregate.

•	The Board is empowered to divide any and all of the shares of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

•	No director may be removed without cause unless the removal is approved by a supermajority vote of 75 percent of the outstanding shares of common stock.

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The articles of incorporation require transactions with an interested shareholder to be approved by the holders of two-thirds of the voting shares of FNB., other than shares beneficially owned by the interested shareholder, unless a majority of disinterested directors has approved the transaction or the consideration to be received by the shareholders satisfies a “fair price” requirement.

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•	An interested shareholder generally is any person who, together with that person’s affiliates and associates, beneficially owns ten percent or more of the voting stock of FNB.

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The by-laws require shareholders to provide advance written notice to FNB of any director nomination or proposal to be brought before meetings of FNB’s shareholders. The notice must be given within the time periods prescribed by the by-laws (generally, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the proxy statement released to shareholders for the annual meeting in the immediately preceding year), and must contain information regarding the nominee or proposal and the person making the nomination or proposal, as prescribed by the by-laws.

There are also provisions applicable to FNB that are contained in Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, that have potential anti-takeover effects.
4.950% Fixed-To-Floating Rate Subordinated Notes Due 2029
In February 2019, FNB issued a series of 4.950% Fixed-to-Floating Rate Subordinated Notes due 2029. The subordinated notes were issued under the indenture, dated as of October 2, 2015, as supplemented by a second supplemental indenture, dated as of August 30, 2016 (as so supplemented, the “Base Indenture”), and as further supplemented by a third supplemental indenture dated as of February 14, 2019, between us and Wilmington Trust, National Association, as trustee. We refer to the Base Indenture, together with the third supplemental indenture, as the “Indenture.” The following description of the subordinated notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the subordinated notes and the Indenture.
General
The subordinated notes are our unsecured and subordinated obligations and were issued as a series of the subordinated debt securities under the Indenture in an initial aggregate principal amount of $120,000,000. The subordinated notes will mature on February 14, 2029 (the “Maturity Date”), unless previously redeemed or otherwise subject to acceleration.
The subordinated notes are our exclusive obligation and not obligations of or guaranteed by any of our bank or non-bank subsidiaries or affiliates, including our subsidiary bank First National Bank of Pennsylvania, or any other person, and are not subject to any other arrangement that legally or economically enhances the seniority of the subordinated notes in relation to more senior claims. Our subsidiaries are separate and distinct legal entities. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the subordinated notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims may be subordinated to any security interests in the assets of

Exhibit 4.8

the subsidiary granted to another creditor and any obligations of the subsidiary senior to the obligations of the subsidiary held by us.
There is no sinking fund for the subordinated notes. The subordinated notes are not savings accounts or deposits of any bank and are not insured by the FDIC or any other government agency or instrumentality of the United States or any other jurisdiction. The subordinated notes are not convertible into, or exchangeable for, any equity securities, other securities or other assets of FNB or any of its subsidiaries.
The subordinated notes are issued only in book-entry form through the facilities of The Depository Trust Company (“DTC”) without interest coupons, with a minimum denomination of $1,000 of principal amount and authorized denominations of any integral multiple of $1,000 in excess thereof. The subordinated notes are evidenced by one or more global notes deposited with the trustee, as custodian for DTC, and registered in the name of DTC or a nominee of DTC.
The Indenture contains no financial covenants and does not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing or redeeming other securities, and does not contain any provision that would provide protection to the holders of the subordinated notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restricting or any other event involving us or our subsidiaries that may adversely affect our credit quality. No recourse will be available for the payment of principal or, or interest on, any subordinated note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, officer or director, as such past, present or future, of FNB or any successor entity. We treat the subordinated notes as Tier 2 capital for regulatory capital purposes.
Interest
From and including the date of original issue to, but excluding February 14, 2024 (such period, the “Fixed Rate Period”), we will pay interest on the subordinated notes at a fixed interest rate equal to 4.950% per annum, payable semi-annually in arrears, on August 14 and February 14 of each year, commencing on August 14, 2019 and ending on February 14, 2024. Unless redeemed, beginning with the interest payment date on February 14, 2024, and on any quarterly interest payment date thereafter to, but excluding the Maturity Date (the “Floating Rate Period”), the interest rate will reset quarterly to an annual interest rate equal to three-month LIBOR (as defined below) plus a spread of 240 basis points per annum, payable quarterly in arrears on February 14, May 14, August 14 and November 14 of each year, commencing on May 14, 2024, subject to potential adjustment.
We refer to each date on which interest is payable as an “Interest Payment Date” and interest for each Interest Payment Date is payable with respect to the interest period (or portion thereof) ending on the day preceding such respective Interest Payment Date, in each case to holders of record on the 15th calendar day before such Interest Payment Date.
If any Interest Payment Date on or before February 14, 2024 is not a business day, then such date will nevertheless be an Interest Payment Date but interest on the subordinated notes will be paid on the next succeeding business day (without adjustment in the amount of the interest paid). If any such date after February 14, 2024 that would otherwise be an Interest Payment Date is not a

Exhibit 4.8

business day, then the next succeeding business day will be the applicable Interest Payment Date and interest on the subordinated notes will be paid on such next succeeding business day, unless such day falls in the next calendar month, in which case the Interest Payment Date will be brought forward to the immediately preceding day that is a business day. In addition, if the Maturity Date or the redemption date falls on any day that is not a business day, interest and principal on the subordinated notes will be paid on the next succeeding business day (without adjustment in the amount of the interest paid).
Ranking; Subordination
The subordinated notes are our subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future “Senior Indebtedness,” as defined below, including general creditors, other than holders of our trade accounts payable incurred in the ordinary course, and effectively subordinated to all of our existing and future secured indebtedness. The subordinated notes rank equal in right of payment with all of our existing and future subordinated indebtedness. The subordinated notes rank senior to our obligations relating to any outstanding junior subordinated debt securities issued to our capital trust subsidiaries. The subordinated notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.
The holders of the subordinated notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding.
The Indenture defines “Senior Indebtedness” as the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), if any, on:

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all of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations of ours in respect of overdrafts and any loans or advances from banks, whether or not evidenced by notes or similar instruments);

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all of our obligations associated with derivative products such as foreign exchange contracts, currency exchange agreements, interest rate protection agreements, commodity contracts and similar arrangements;

•	all of our indebtedness, obligations and other liabilities (contingent or otherwise) evidenced by bonds, debentures, notes or other instruments for the payment of money;

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all of our indebtedness incurred in connection with the acquisition of any properties or assets (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business;

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all obligations and liabilities (contingent or otherwise) in respect of our leases required or permitted, in conformity with accounting principles generally accepted in the United States of America, to be accounted for as capitalized lease obligations on our balance sheet;

Exhibit 4.8

•	all of our obligations arising from off-balance sheet guarantees and direct credit substitutes;

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all direct or indirect guaranties or similar agreements by us in respect of, and obligations or liabilities (contingent or otherwise) of ours to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described above; and

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any and all amendments, renewals, extensions and refundings of any such indebtedness, obligations or liabilities, in each case, whether outstanding on the date that we enter into the Indenture or arising after that time.

Senior Indebtedness does not include:

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any indebtedness in which the instrument or instruments evidencing or securing any such indebtedness, or in any amendment, renewal, extension or refunding of such instrument or instruments, expressly provides that such indebtedness shall not be senior in right of payment to the subordinated notes or expressly provides that such indebtedness is pari passu with or junior to the subordinated notes;

•	our outstanding junior subordinated notes and subordinated debt; and

•	trade accounts payable in the ordinary course of business.
Neither the subordinated notes nor the Indenture limits our ability to incur additional indebtedness, including secured debt and other debt that ranks senior in priority of payment to the subordinated notes.
Upon the liquidation, dissolution, winding up or reorganization of us, we must pay to the holders of all Senior Indebtedness the full amounts of principal of, premium, interest and additional amounts on, that Senior Indebtedness before any payment is made on the subordinated notes. If, after we have made those payments on our Senior Indebtedness, there are amounts available for payment on the subordinated notes, then we may make any payment on the subordinated notes. Because of the subordination provisions and the obligation to pay Senior Indebtedness described above, in the event of our insolvency, holders of the subordinated notes may recover less ratably than holders of Senior Indebtedness and our other creditors.
Redemption
We may, at our option, beginning on the interest payment date on February 14, 2024, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter, redeem the subordinated notes, in whole or in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a price equal to 100% of the principal amount of the subordinated notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption.
The subordinated notes may not otherwise be redeemed prior to the Maturity Date, except that we may, at our option, redeem the subordinated notes, in whole but not in part, subject to obtaining

Exhibit 4.8

the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a price equal to 100% of the principal amount of the subordinated notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption, at any time, including before February 14, 2024, upon the occurrence of:

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a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring or becoming publicly known on or after the original issue date of the subordinated notes, there is more than an insubstantial risk that interest payable by us on the subordinated notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, provided, however, that an interest disallowance or deferral pursuant to Section 163(j) of the Internal Revenue Code as in effect on the date of the Indenture shall not be taken into account for purposes of this provision and thus shall not trigger a Tax Event;

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a “Regulatory Capital Treatment Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the subordinated notes, (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the subordinated notes, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the original issue date of the subordinated notes, there is more than an insubstantial risk that we will not be entitled to treat the subordinated notes then outstanding as “Tier 2 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any subordinated notes are outstanding; or

•	a “1940 Act Event,” defined in the Indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Exhibit 4.8

The Indenture defines “appropriate federal banking agency” to mean the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
The subordinated notes are not subject to repayment at the option of the holders.
Events of Default; Limited Rights of Acceleration; Waiver
Under the Indenture, an event of default will occur with respect to the subordinated notes only upon our, or our principal subsidiary bank’s, bankruptcy, insolvency, liquidation, reorganization or similar event. The term “principal subsidiary bank” means each of (i) any bank subsidiary the consolidated assets of which constitute 40% or more of our consolidated assets and (ii) any other bank subsidiary designated as a “principal subsidiary bank” by our Board of Directors; provided that if the Federal Reserve notifies us that our bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice. Currently, First National Bank of Pennsylvania is our only subsidiary bank and is a “principal subsidiary bank.”
If an event of default permitting acceleration of the maturity of the subordinated notes occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated notes may declare the principal amount and interest to be due and payable immediately. In the event of the bankruptcy or insolvency of First National Bank of Pennsylvania, the enforcement of the foregoing provision would be subject to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the subordinated notes.
If we default in our obligation to pay any interest on the subordinated notes when due and payable and such default continues for a period of thirty (30) days, or if we default in our obligation to pay the principal amount due upon maturity, then the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of subordinated notes of the performance of any covenant or agreement in the Indenture. The trustee and holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event.
The Indenture also provides that the holders of not less than a majority in principal amount of the subordinated notes may waive any past default with respect to the subordinated notes and its consequences, except a default consisting of:

•	our failure to pay the principal of, or interest on, the subordinated notes; or

•	a default relating to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of each outstanding subordinated note.

Exhibit 4.8

The Indenture contains a provision entitling the trustee to be indemnified by the holders of any outstanding subordinated notes before proceeding to exercise any right or power under the Indenture at the holders’ request or direction. The holders of a majority in principal amount of outstanding subordinated notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the subordinated notes of that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the subordinated notes not joining in the direction (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).
The Indenture provides that no holder of the subordinated notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the subordinated notes;

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the holders of not less than 25% in principal amount of the outstanding subordinated notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee hereunder;

•	such holder or holders have offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for sixty (60) days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

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no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding subordinated notes of such series.

These limitations do not apply to a suit instituted by a holder of subordinated notes for the enforcement of payment of the principal of, or interest on, the subordinated notes on or after the Maturity Date.
Consolidation, Merger, Conveyance or Transfer of Assets
The Indenture provides that we may not consolidate with, amalgamate with or merge into any other person or convey or transfer our properties and assets substantially as an entirety to another person, or permit any person to consolidate with or merge into us, unless:

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in case we shall consolidate with, amalgamate with, or merge into another person, or convey, transfer or lease our properties and assets substantially as an entirety to another person, (x) we are the surviving corporation or (y) the person formed by such consolidation or amalgamation or into which we are merged, or to which we convey or transfer our properties and assets, (1) is a corporation, organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2) expressly assumes, by a supplemental indenture in form satisfactory to the trustee,

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executed and delivered to the trustee, the due and punctual payment or delivery of the principal of and any premium and interest on the securities issued under the Indenture, and the performance or observance of any other covenant of the Indenture on the part of us to be performed or observed;

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immediately after giving effect to such transaction, no default, and no event which, after notice or lapse of time or both, would become a default under the Indenture shall have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel regarding compliance with the Indenture.
For this purpose, “corporation” means a corporation, association, company or business trust.
Modification of the Indenture
Except as set forth below, modification and amendment of the Indenture as applicable to the subordinated notes may be made only with the consent of the holders of not less than a majority in principal amount of the subordinated notes and all other series of debt securities issued under the Indenture and affected by such modification or amendment (voting as one class).
No modification or amendment of the Indenture as applicable to the subordinated notes may, without the consent of each holder affected thereby, do any of the following:

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change the stated maturity or due date of the principal of, or interest payable on, the subordinated notes or change any place of payment where, or the currency in which, such principal and interest is payable;

•	reduce the principal amount of, or the rate or amount of interest on, the subordinated notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the subordinated notes;

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reduce the percentage of the holders of the subordinated notes necessary (i) to modify or amend the Indenture, or (ii) to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

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modify any of the provisions with respect to the subordination of the subordinated notes of any series in a manner adverse to the holders or adverse to the capital treatment of the subordinated notes, except to clarify ambiguities or to meet regulatory requirements and treatment of the subordinated notes as Tier 2 capital; or

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or interest on the subordinated notes.

Exhibit 4.8

We and the trustee may modify or amend the Indenture as applicable to the subordinated notes, without the consent of any holder of the subordinated notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the Indenture;

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to evidence and provide for the acceptance or appointment of a successor trustee with respect to the subordinated notes or facilitate the administration of the trusts under the Indenture by more than one trustee;

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to add to the covenants for the benefit of the holders of the subordinated notes or to surrender any right or power conferred upon us in the Indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes as determined in good faith by us and evidenced by an officer’s certificate;

•	to add additional events of default;

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to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes in any material respect (except for changes to confirm that the subordinated notes are Tier 2 capital for regulatory purposes) as determined in good faith by us and evidenced by an officer’s certificate;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the Indenture and to set forth the terms thereof;

•	to provide for additional notes;

•	to provide for the issuance of subordinated notes in uncertificated form in place of certificated subordinated notes;

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to conform the text of the Indenture or the subordinated notes to any provision of the description of the notes in the related prospectus to the extent that such provision in such description of the notes was intended to be a verbatim recitation of a provision of the Indenture or the subordinated notes, which intent may be evidenced by an officers’ certificate to that effect;

•	to qualify the Indenture under the Trust Indenture Act; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the subordinated notes may be listed or traded.
No modification or amendment of the Indenture that adversely affects the superior position of any holder of senior indebtedness will be effective against any such holder of senior indebtedness unless such holder of senior indebtedness will have consented to such modification or amendment.
Discharge of Obligations
Under the Indenture, we may discharge certain obligations to holders of the subordinated notes that have not already been delivered to the trustee for cancellation. We can discharge these obligations by irrevocably depositing with the trustee funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the subordinated notes, including the principal of and interest payable on the subordinated notes to the date of the deposit, if the subordinated notes have become

Exhibit 4.8

due and payable. Amounts deposited with the trustee in connection with the discharge of obligations described above and not prohibited under the subordination provisions of the Indenture when deposited will not be subject to subordination.
Trustee
Wilmington Trust, National Association acts as trustee, registrar, calculation agent and paying agent for the subordinated notes. From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Upon the occurrence of an event of default or a default under the subordinated notes, or upon the occurrence of a default under another indenture under which Wilmington Trust, National Association may serve as trustee in the future, the trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the Indenture. In that event, we would be required to appoint a successor trustee for the subordinated notes.

FNB and FNB Financial Services LP
(a FNB subsidiary) Nonnegotiable Subordinated Notes
The description below is with respect to the following note series:

•	Subordinated Term Notes of FNB

•	Nonnegotiable Subordinated Notes, Series 2015, of FNB Financial Services, LP

•	Nonnegotiable Subordinated Notes, Series 2018, of FNB Financial Services, LP
General
We have issued series of FNB Financial Services, LP nonnegotiable subordinated notes pursuant to an indenture dated as of August 16, 2005, as amended, among FNB, FNB Financial Services, LP (the “Partnership”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2005 Indenture”). The subordinated term notes of FNB are issued under the indenture dated as of May 15, 1992, by and between FNB and The Bank of New York Mellon Trust Company, N.A., as trustee (the "1992 Indenture", and together with the 2005 Indenture, the "Indentures"). The material terms, provisions and covenants contained in the notes and the two similar Indentures are described below.
The notes are subordinate in right of payment to our senior indebtedness, as described below under "General Provisions Applicable to All Notes-Subordination." The Indentures do not limit our incurrence of senior indebtedness or any other debt, secured or unsecured, nor do they contain any terms which would afford protection to holders of the notes issued thereunder in the event we undergo a recapitalization, change in control, highly leveraged transaction or restructuring.
The Partnership notes are similar to the FNB notes, except that:

Exhibit 4.8

•	the Partnership notes are issued by FNB Financial Services, LP, an indirect wholly-owned subsidiary of FNB, and are fully and unconditionally guaranteed by FNB;

•
FNB Financial Services, LP may redeem each series of the Partnership notes in whole or in part, pro rata, by lot or in any other equitable fashion, while each series of the FNB notes issued prior to Series 2003 are not partially redeemable by FNB, and each series of the Series 2003 FNB notes may be partially redeemed only pro rata.

Because FNB is a holding company, its rights and the rights of its creditors to participate in the distribution of the assets of any of its subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of its subsidiaries' creditors (including depositors in its bank subsidiary), except to the extent that FNB may itself be a creditor with recognized claims against the subsidiary.
The following information describes the material terms and conditions of the notes. The terms of the notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended as in effect on the dates of the Indentures. The notes are subject to all such terms, and we refer to the Indentures and the Trust Indenture Act for a statement of those terms.
Term Notes
Currently, term notes are issued with maturities of 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 27, 30, 36, 48, 60, 84 and 120 months. We will determine the rate of interest payable on such new term notes, which will vary from time to time. The minimum principal amount for which new term notes are offered is $500, and we may from time to time offer new term notes with higher interest rates if higher minimum purchase amounts are met. The rate of interest at the time of purchase will be the rate payable throughout the original term of a term note.
Interest on the term notes will accrue daily. Holders may elect to have the interest on any term note paid monthly or quarterly by check mailed to the holder or compounded quarterly at the rate of the term note.
Automatic Renewal of Term Notes
Not later than 15 days before the maturity of a term note, we will send holders a renewal notice by first-class mail. The renewal notice will advise the holder of the term and maturity date of the term note and the interest rate being paid on the term note. The notice will also state that holders may elect, at any time prior to the fifth day following the maturity date, to redeem the term note effective as of its maturity, without penalty. The notice will provide a telephone number that holders may call to obtain current interest rate information at the time of the term note's maturity, and will be accompanied by any applicable supplement to this prospectus, or any other prospectus that is then in effect relating to the term notes.

Exhibit 4.8

Unless the holder notifies us in writing prior to the fifth day following a term note's maturity that the holder elects to have the term note redeemed, the term note will automatically be renewed for an additional term, equal in duration to its original term, at the rate of interest then in effect for term notes of comparable maturity. All of the other terms and conditions applicable to a term note when issued will also apply during each renewal term. As a result of this automatic renewal feature, each term note is in effect a perpetual security that will remain outstanding until either the holder elects to have the note redeemed or we elect to redeem it. See "Redemption of Term Notes at Option of Holder" below and "General Provisions Applicable to All Notes-Optional Redemption by Us."
Term notes may automatically renew on short notice, so holders of term notes should not rely on receipt of notice before obtaining a current prospectus and supplement and making a decision on whether to allow such term notes to renew. Failure to provide timely notice of redemption will result in automatic renewal of term notes, and redemption after renewal but prior to the new maturity date will result in an interest rate penalty.
Holders of term notes must provide timely notice of their intent to redeem at maturity, in person or by mail to the offices of FNB Financial Services, LP located in Greenville or Hermitage, Pennsylvania. Holders of term notes may provide notice of intent to redeem at any time prior to maturity, including at the time of the original purchase of a term note.
Redemption of Term Notes at Option of Holder
Holders may at any time elect to have us redeem a term note, in whole or in part, provided that a partial redemption may not reduce the principal amount of the term note below $500 and that the holder will be subject to forfeiting some of the interest paid or payable on the term note if the holder redeems a term note prior to its maturity, as follows:

•
if the holder elects to have a term note with a maturity of 12 months or less redeemed prior to maturity, the holder will forfeit three months of interest earned, or that could have been earned, on the amount redeemed;

•
if the holder elects to have a term note with a maturity of between 13 and 30 months redeemed prior to maturity, the holder will forfeit six months of interest earned, or that could have been earned, on the amount redeemed; and

•
if the holder elects to have a term note with a maturity of in excess of 30 months redeemed prior to maturity, the holder will forfeit 12 months of interest earned, or that could have been earned, on the amount redeemed.

These forfeiture provisions will apply regardless of the length of time that the holder has owned the term note prior to electing to have it redeemed. If necessary, we will deduct interest already paid to the holder from the amount redeemed.
Term notes may be redeemed before maturity without forfeiture of interest upon the death of the holder or if the holder is determined to be legally incompetent, as determined by a court

Exhibit 4.8

with appropriate jurisdiction. We may require the holder to give us no less than 30 days prior written notice, by first class mail, of an election to redeem a term note prior to its maturity. The holder must specify in the notice the principal amount of the term note to be redeemed and the redemption date.
Daily Notes
We will issue new daily notes in the minimum original principal amount of $50. Except for FNB daily notes and so-called "5% notes" discussed below, holders may increase or decrease the principal amount of a daily note by making additional purchases or partial redemptions. Each partial redemption must be in the minimum amount of $50 and may not reduce the principal amount of the daily note below $50. At a holder’s request, we will record on the daily note register any adjustments to the principal amount effected through additional purchases or partial redemptions.
If the holder redeems a daily note in full, the holder must surrender the daily note to us and we will then pay the holder the outstanding principal amount thereof, together with any accrued but unpaid interest. We may require the holder to give us at least 30 days prior written notice, by first class mail, of the holder’s election to have the daily note redeemed. The holder must specify in the notice the principal amount of the daily note to be redeemed and the redemption date.
We will determine the interest rates payable on the daily notes. The interest rate may increase or decrease on a daily basis. The interest rate, once adjusted, will remain in effect until next adjusted by us. Interest will be accrued daily and compounded quarterly.
One series of FNB daily notes has a guaranteed interest rate of at least 5%; and these "5% notes" are no longer offered, and their holders have long been prohibited from increasing the principal amounts of these 5% notes. Series 2005 daily notes which were exchanged for outstanding 5% notes in an exchange offer also have a guaranteed interest rate of at least 5% ("Series 2005 5% notes"), and holders of Series 2005 5% notes also are not able to increase the principal amounts outstanding under these Series 2005 5% notes.
Special Daily Notes
The special daily notes have terms substantially identical to the terms of the daily notes, with the following exceptions:

•	we may from time to time establish minimum investments that may be made in the special daily notes;

•	at the time of sale of a special daily note, we may establish a minimum principal amount with respect to which a holder may elect to have the special daily note redeemed; and

Exhibit 4.8

•	the interest rates payable on special daily notes will generally exceed the interest rates payable on daily notes.

The Guaranty of the Partnership Notes
Pursuant to the Guaranty, FNB irrevocably, absolutely and unconditionally guarantees to the holders of Partnership notes and the trustee: (a) the full and prompt payment of the principal and interest of all of the Partnership notes, and all other amounts owing to the holders of Partnership notes by FNB Financial Services, LP, when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, and (b) the full and prompt performance and observance by FNB Financial Services, LP and the general partner of the Partnership of the covenants and agreements required to be performed or observed by each of them under the terms of the Partnership notes and the 2005 Indenture. Each holder of a Partnership note and the trustee may sue FNB directly upon such principal, interest and other amounts becoming so due and payable. FNB's guarantee of the Partnership notes ranks equally with all of FNB's other subordinated indebtedness. FNB's guarantee will be subordinated in right of payment to all existing and future "senior indebtedness" of FNB, as described below.
The guaranteed obligations are absolute and unconditional and will remain in full force and effect until the entire principal, interest and all other sums due to the holders of Partnership notes and the trustee pursuant to the Partnership notes or the 2005 Indenture shall have been fully and finally paid and such guaranteed obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition. In order to hold FNB liable under the Guaranty, any holder of any Partnership note or the trustee is not required to resort first for payment to FNB Financial Services, LP or any other person. All rights of the holders of Partnership notes under those notes, and of the holders of Partnership notes and the trustee under the 2005 Indenture and the Guaranty, will be transferred upon the valid transfer of those Partnership notes on the books of FNB Financial Services, LP.
Each of the rights and remedies granted under the Guaranty to each holder of Partnership notes and the trustee may be exercised by a holder of Partnership notes and the trustee without notice to, the consent of or any other action by, any other holder of Partnership notes or the trustee, subject to the terms of the 2005 Indenture. Each holder of Partnership notes and the trustee may proceed to protect and enforce the Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in the Guaranty or in execution or aid of any power granted in the Guaranty, subject to the terms of the 2005 Indenture; or for the recovery of judgment for the guaranteed obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law, subject to the terms of the 2005 Indenture.
If FNB is required to make any payment to any holder of Partnership notes or the trustee pursuant to the Guaranty, FNB shall, in addition to that payment, pay to that holder or the trustee such further amount as is sufficient to cover the reasonable costs and expenses of collection of

Exhibit 4.8

the holder or the trustee incurred in connection with the evaluation and enforcement of any rights under the Guaranty.
To the extent of any payments made under the Guaranty, FNB shall be subrogated to the rights of the holders of Partnership notes or the trustee receiving those payments, but FNB agrees that its right of subrogation is subordinate to the rights of any holder of Partnership notes or the trustee for which full payment has not been made or provided for and, to that end, FNB agrees not to claim or enforce its right of subrogation or any right of setoff or any other right which may arise on account of any payment made by FNB in accordance with the Guaranty unless and until all of the Partnership notes and all other sums due or payable under the Guaranty have been fully paid and discharged. The Guaranty is binding upon FNB, the holders of Partnership notes and the trustee, and their respective successors and assigns.
General Provisions Applicable to All Notes
Optional Redemption by Us. Under each Indenture, the daily notes and the special daily notes not otherwise designated as a separate series by year each constitute a separate series, and the term notes of each maturity not otherwise designated as a separate series by year also each constitute a separate series of the notes. We have the right, at our option, to redeem, in full or partially, any or all series of Partnership notes at any time. Each series of FNB notes issued prior to Series 2003 cannot be partially redeemed. Any partial redemption of a series of FNB notes in accordance with their terms must be made ratably on all FNB notes of the particular series being partially redeemed, while any partial redemption of Partnership notes of a particular series may be made ratably or by lot or in any other equitable fashion. Interest on the notes will continue to accrue until the date of redemption and no premium will be paid in connection with a redemption. We will give the holders at least 30 days prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of a note to be redeemed and the redemption date. Once we notify the holders of a redemption, the principal amount of the note specified in such notice, together with accrued and unpaid interest to the redemption date, will become due and payable on the redemption date.
Subordination. The indebtedness evidenced by the notes is subordinate to the prior payment when due of the principal of and interest on all of our senior indebtedness. Upon the maturity of any senior indebtedness, payment in full must be made on such senior indebtedness before any payment is made on or in respect of the notes. During the continuance of any default in payment of principal of (or premium, if any) or interest or sinking fund on any senior indebtedness, or any other event of default with respect to senior indebtedness pursuant to which the holders thereof have accelerated the maturity thereof, no direct or indirect payment may be made or agreed to be made by us on or in respect of the notes. Upon any distribution of our assets in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the notes will be subordinated, to the extent and in the manner set forth in each Indenture, to the prior payment in full of all senior indebtedness. The Indentures do not limit our ability to increase the amount of senior indebtedness or to incur any additional indebtedness in the future that may affect our ability to make payments under the notes. Except as described above, our obligation to make payment of principal or interest on the notes will not be affected

Exhibit 4.8

by reason of such subordination. In the event of a distribution of assets upon insolvency, certain general creditors of ours may recover more, ratably, than holders of the notes.
For purposes of the Partnership notes, "senior indebtedness" means indebtedness of FNB Financial Services, LP or FNB outstanding at any time, other than indebtedness of FNB Financial Services, LP or FNB to each other or to a subsidiary for money borrowed or advanced from the other or from any such subsidiary or indebtedness which by its terms is not superior in right of payment to the Partnership notes, provided, however, that for purposes of clarity, the obligations of FNB under the Guaranty with respect to the indebtedness represented by the Partnership notes shall be pari passu with the indebtedness of FNB under the 1992 Indenture. For purposes of the new notes, "indebtedness" means (1) any debt of FNB Financial Services, LP (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (2) any debt of others described in the preceding clause (1) which FNB Financial Services, LP has guaranteed or for which it is otherwise liable; and (3) any amendment, renewal, extension or refunding of any such debt.
Defaults and Remedies. The term "events of default" when used in either Indenture means any one of the following:

•	our failure to pay interest that continues for 30 days, or failure to pay principal of (or premium, if any, on) any of the notes when due (whether or not prohibited by the subordination provisions);

•	our failure to perform any other covenant or breach of any warranty that continues for 60 days after we receive written notice of such failure or breach;

•
the default under any instrument governing indebtedness of us or any subsidiary for money borrowed or guaranteed that constitutes a failure to pay principal in an aggregate principal amount exceeding $1,000,000 or that has resulted in an aggregate principal amount of at least $1,000,000 becoming or being declared due prior to its stated maturity, and which default is not cured within 30 days after we receive written notice thereof, and

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries.

Each Indenture provides that the trustee shall, within 90 days after the occurrence of a default, send to holders of notes notice of all uncured events of default, excluding grace periods, known to it. Except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding notice of default if it in good faith determines that the withholding of such notice is in the interest of the holders.
If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of any series of the notes then outstanding, by notice in writing to us (and to the trustee if given by the holders), may declare the principal of and all

Exhibit 4.8

accrued interest on all the notes of such series to be due and payable immediately. The holders of a majority in principal amount of such series of notes may rescind such declaration if (1) we have paid or deposited with the trustee a sum sufficient to pay all overdue interest on such series of notes and principal of (and premium, if any, on) any notes which have become due otherwise than by such declaration of acceleration, (2) all existing events of default have been cured or waived and (3) all amounts due and owing to the trustee under the applicable Indenture have been paid.
Defaults (except, unless cured, a default in payment of principal of or interest on the notes or a default with respect to a provision which cannot be modified under the terms of the applicable Indenture without the consent of each holder affected) may be waived by the holders of a majority in principal amount of a series of notes (with respect to such series) upon the conditions provided in the applicable Indenture.
Each Indenture requires us to file periodic reports with the trustee as to the absence of defaults.
Our directors, officers, employees and shareholders, as such, will not have any liability for any of our obligations under the notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the notes.
Consolidation, Merger, Conveyance, Transfer or Lease. We may not consolidate with, merge into, or transfer or lease substantially all of our assets to, any other corporation unless the successor corporation assumes all of our obligations under the Indentures and the notes and certain other conditions are met. Thereafter, all of our obligations will terminate and the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made will succeed to all of our rights, powers and obligations under the Indentures.
Each Indenture prohibits the issuance, sale, assignment, transfer or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, a subsidiary, or any successors, or mergers or consolidations involving a subsidiary, or sales or transfers of assets substantially as an entirety by any subsidiary. We may, with respect to any subsidiary that is not a principal member bank, (1) dispose of any shares of stock or (2) issue shares of stock or permit a merger, consolidation or sale or lease of assets if the consideration received at least equals the fair value of the shares or assets transferred and either our pro rata interest in the subsidiary is maintained or we own no shares of the subsidiary immediately after the transaction. The Indentures do not prohibit such dispositions if made in compliance with any order of the court or regulatory authority or made as a condition imposed by a court or authority to the acquisition by us of any entity, or if the proceeds are, within 270 days, or such longer period of time as may be necessary to obtain requisite regulatory approvals, to be invested in a subsidiary (including any entity which upon such investment becomes a subsidiary) engaged in a business legally permissible for bank holding companies.

Exhibit 4.8

Modification of the Indentures. We and the trustee may supplement or amend each Indenture under certain specified circumstances, without the consent of any holder, including to cure any ambiguity, to correct or supplement any other provision thereof, to evidence the succession of a successor to us or the trustee, to add to our covenants for the benefit of the holders or provide additional events of default, to secure the notes, or to add any other provisions with respect to matters or questions arising thereunder which we and the trustee deem necessary or desirable and which do not adversely affect the interests of the holders. Otherwise, our rights and obligations and the rights of the holders may be modified by us and the trustee only with the consent of the holders of a majority in principal amount of each series of notes then outstanding.
Paying Agent. FNBPA will act as our paying agent. FNBPA will make all principal and certain interest payments to holders, as our agent.
Notes Nonnegotiable. The notes are nonnegotiable and no rights of ownership may be transferred by mere endorsement and delivery of a note to a purchaser. All transfers and assignments of notes may be made only at the offices of FNB Financial Services, LP set forth in the prospectus related to the notes, upon presentation of the note and recordation of such transfer or assignment in our books.
Orders Subject to Acceptance. We may reject any order, in whole or in part, for any reason. We anticipate that we would only reject an order if the order was for a large amount of notes relative to our funding requirements. A holder’s order will be irrevocable upon receipt by us. In the event that the holder’s order is not accepted, we will promptly refund the holder’s funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once we accept the holder’s order, we will promptly deposit the funds into our account.
Satisfaction and Discharge of Indentures. Each Indenture will be discharged and cancelled upon payment of all securities issued under that Indenture, including the notes, or upon deposit with the trustee, within not more than one year prior to the maturity of all the outstanding securities issued under an Indenture, of funds sufficient for such payment or redemption.
The Trustee. The trustee under each Indenture is The Bank of New York Mellon Trust Company, N.A.
The holders of a majority in principal amount of all outstanding series of notes issued under each Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under that Indenture, provided that such direction would not conflict with any rule of law or with such Indenture, would not be prejudicial to the rights of another holder and would not subject the trustee to personal liability. Each Indenture provides that in case an event of default should occur and be known to the trustee (and not be cured), the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the holders unless they shall have offered to the trustee security and indemnity satisfactory to it.